EXHIBIT 99.1

For Immediate Release

PARLUX SIGNS LETTER OF INTENT TO SELL PERRY ELLIS

FRAGRANCE RIGHTS

FORT LAUDERDALE, FLORIDA, August 16, 2006. Parlux Fragrances, Inc. (NASDAQ:PARL) announced today that it has entered into a letter of intent to sell its Perry Ellis fragrance rights to Victory International (USA) LLC (“Victory”). The letter of intent is subject to the execution of a definitive agreement and the approvals associated therewith.

The letter of intent provides for Victory to pay Parlux a total of up to $140 million; $120 million for the fragrance rights and up to $20 million for inventory. Payment terms include a non refundable deposit of $1 million, $10 million for inventory at closing and up to $9 million upon delivery of the inventory. The balance of $120 million for the rights would be paid in sixty equal monthly installments of $2 million, commencing ninety days after closing.

Ilia Lekach, Chairman and CEO of Parlux stated, “Victory and others have expressed an interest in acquiring our Perry Ellis fragrance rights in the past. In view of our plans to develop other celebrity fragrance brands, we decided the sale would be appropriate at this time. Perry Ellis has been a very important part of our success and we believe that Victory is the right party to handle this line in the future. Victory has done an excellent job of handling the distribution of our Fred Hayman Beverly Hills product lines and we are confident they will be equally effective with the Perry Ellis brands, for which Parlux has developed a loyal and extensive customer base around the world. Victory also holds the license for the Carlos Santana fragrance brand, among others.”

Anil Monga, CEO of Victory International (USA) LLC, said, “We are familiar with Perry Ellis fragrance products and believe its acquisition will strengthen the portfolio of fragrance products we now own. We are pleased they accepted out letter of intent. The relationship with Parlux over the years has been strong and we intend to pursue the necessary approvals to finalize the acquisition within ninety days.

Parlux Fragrances, Inc. is a manufacturer and international distributor of prestige products. It holds licenses for Paris Hilton fragrances, watches, cosmetics, sunglasses, handbags and other small leather accessories in addition to licenses to manufacture and distribute the designer fragrance brands of Perry Ellis, GUESS?, XOXO, Ocean Pacific (OP), Maria Sharapova, Andy Roddick, babyGund and Fred Hayman Beverly Hills.

Parlux may periodically release forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Parlux or its industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, among others, future trends in sales and Parlux’s ability to introduce new products in a cost-effective manner. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Parlux undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FOR:

Parlux Fragrances, Inc., (954) 316-9008

CONTACT:

Ilia Lekach, Ext. 8116

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